UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2015

TIDEWATER INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-6311	72-0487776
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Poydras Street, Suite 1500 New Orleans, Louisiana		70130
(Address of principal executive offices)		(Zip Code)

(504) 568-1010

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On August 6, 2015, Tidewater Inc. (the “Company”) offered to enter into new indemnification agreements (the “Agreements”) with each member of its Board of Directors, each executive officer, and its principal accounting officer (each, an “Indemnitee”). Each Agreement will replace and supersede any prior indemnification agreement between the Company and the Indemnitee. As required by the Company’s Restated Certificate of Incorporation, the Agreements are intended to provide the Indemnitees with the maximum protection available under Delaware law in connection with their services to the Company.

The Agreements provide, among other things, that subject to certain procedures, conditions, and limitations, the Company will, to the fullest extent permitted by Delaware law, indemnify each Indemnitee against expenses, judgments, fines, amounts paid in settlement, and other losses paid or incurred by the Indemnitee if, by reason of such Indemnitee’s status as a director or officer of the Company, such Indemnitee was or is a party to, or can reasonably expect to be made a party to or otherwise involved in, any threatened, pending, or completed action, suit or other proceeding, whether civil, criminal, administrative, or investigative. The Agreements also provide that the Company will indemnify each Indemnitee against expenses paid or incurred by the Indemnitee if, by reason of such Indemnitee’s status as a director or officer of the Company, such Indemnitee was or is involved solely as a witness. In addition, the Agreements provide for the advancement of expenses incurred by each Indemnitee, subject to certain conditions and exceptions, in connection with any proceeding covered by the Agreements.

This description of the Agreements is qualified in its entirety by reference to the complete terms and conditions of the form of Agreement, which is filed as Exhibit 10 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following is filed as an exhibit to this report:

Exhibit No.	Description

10	Form of Tidewater Inc. Indemnification Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIDEWATER INC.

August 12, 2015	/s/ Bruce D. Lundstrom
Bruce D. Lundstrom
Executive Vice President and
General Counsel